UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 15, 2007
VF CORPORATION
(Exact name of registrant as specified in charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-5256 (Commission File Number)	23-1180120 (IRS Employer Identification No.)
105 Corporate Center Boulevard
Greensboro, North Carolina 27408
(Address of principal executive offices)
Registrant’s telephone number, including area code: (336) 424-6000
N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

   Item 1.01 Entry into a Material Definitive Agreement
   Item 1.02 Termination of a Material Definitive Agreement
   Item 2.03 Creation of a Direct Financial Obligation
     On October 15, 2007, VF Corporation (“VF” or the “Company”), as borrower, entered into a Credit Agreement with the lenders named therein (the “Lenders”), Bank of America, N.A., as administrative agent and swing line lender, Citibank, N.A., as syndication agent, Wachovia Bank, National Association and JPMorgan Chase Bank, N.A., as co-documentation agents, Banc of America Securities LLC and Citigroup Global Markets Inc., as lead arrangers and book managers and joint bookrunners, and Wachovia Capital Markets, LLC, as joint bookrunner. The Credit Agreement has a stated termination date of October 15, 2012. Subject to the terms and conditions of the Credit Agreement, the Company may request two extensions of the stated termination date for additional periods of one year each. Under the Credit Agreement, the Lenders have agreed to provide advances in an aggregate principal amount of up to $1 billion. Interest on the borrowings under the Credit Agreement will be at the applicable base rate or at LIBOR, plus an applicable margin and facility fees are also payable. Borrowings under the Credit Agreement may be used for general corporate purposes of the Company, including, without limitation, acquisitions and repurchases of outstanding shares of VF common stock. In connection with the Credit Agreement entered on October 15, 2007, VF’s Credit Agreement dated September 25, 2003 (the “Old Credit Agreement”) was terminated on October 15, 2007. The Old Credit Agreement was by and among Bank of America, N.A., as administrative agent and swing line lender, Citibank, N.A., as syndication agent, Wachovia Bank National Association, as documentation agent, Banc of America Securities, LLC and Citigroup Global Markets Inc. as lead arrangers and book managers and lenders party thereto. Under the Old Credit Agreement, which was scheduled to terminate by its terms on September 28, 2008, the lenders agreed to provide advances in an aggregate principal amount of up to $750 million; all of the other terms and conditions were substantially similar to the Credit Agreement entered October 15, 2007.
     The terms of the Credit Agreement entered October 15, 2007, include representations and warranties, affirmative and negative covenants (including certain financial covenants) and events of default that are customary for credit facilities of this nature. Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, failure to perform or observe certain terms, covenants or agreements under the Credit Agreement, and certain defaults on other indebtedness, the Agent may terminate the obligation of the Lenders under the Credit Agreement to make advances and declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, in the event of an actual or deemed entry of an order for relief with respect to the Company or any significant subsidiary of the Company under applicable bankruptcy laws, the obligation of each Lender to make advances shall automatically terminate and any outstanding obligations under the Credit Agreement shall immediately become due and payable.
     The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transactions contemplated by the Credit Agreement. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
     In connection with VF’s public debt offering completed on October 15, 2007, on that date VF also terminated its Credit Agreement dated August 21, 2007 (the “Bridge Loan”), by and among VF, the Lenders named therein, Citigroup Capital Markets Inc. and Banc of America Securities, LLC, as joint lead arrangers and book managers, Bank of America, N.A., as syndication agent, and Citibank, N.A., as administrative agent. Under the Bridge Loan, which was scheduled to expire August 19, 2008, the Lenders agreed to provide advances in an aggregate principal amount of up to $400 million; all of the other terms and conditions were substantially similar to the Old Credit Agreement.
   Item 9.01 Financial Statements and Exhibits
     (c) Exhibits
          The following are furnished as exhibits to this report:

10.1	Credit Agreement by and among VF Corporation, as borrower, the lenders named therein, Bank of America, N.A., as Administrative Agent, Swing Line Lender and a Lender, Citibank, N.A., as Syndication Agent and as a Lender, Wachovia Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Documentation Agents and as Lenders, Banc of America Securities LLC and Citigroup Global Markets Inc., as Lead Arrangers and Book Managers and Joint Bookrunners and Wachovia Capital Markets, LLC, as Joint Bookrunner

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION
Date:	October 17, 2007	By:	/s/ Candace S. Cummings
			Name:	Candace S. Cummings
			Title:	Vice President—Administration, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement by and among VF Corporation, as borrower, the lenders named therein (the “Lenders”), Bank of America, N.A., as Administrative Agent, Swing Line Lender and a Lender, Citibank, N.A., as Syndication Agent and as a Lender, Wachovia Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Documentation Agents and as Lenders, Banc of America Securities LLC and Citigroup Global Markets Inc., as Lead Arrangers and Book Managers and Joint Bookrunners and Wachovia Capital Markets, LLC, as Joint Bookrunner